Exhibit 23.4

CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.

We hereby consent to the use of the information derived from our reports for the years ended December 31, 2004, 2003 and 2002 relating to the proved oil and gas reserves of CNX Gas Corporation (the “ Company”), and to the reference to this firm as an expert in the Form S-8 registration statement relates.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc., nor any of its employees had, or now has, a substantial interest in the Company or any of its subsidiaries, as a holder or its securities, promoter, underwriter, voting trustee, director, officer or employer.

RALPH E. DAVIS ASSOCIATES, INC.

/s/ ALLEN C. BARRON
Allen C. Barron, P.E.
President

February 2, 2006

1717 St. James Place, Suite 460      Houston, Texas 77056      Office 713-622-8955      Fax 713-626-36642      www.ralphedavis.com

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